UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Louis P. Gregory
   5430 LBJ Freeway
1800 III Lincoln Centre
   TX, Dallas 75240
2. Issuer Name and Ticker or Trading Symbol
   Atmos Energy Corporation (ATO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/13/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |11/13/|A   | |1135              |A  |$21.58     |                   |D     |                           |
                           | 2002 |1   | |                  |   |           |                   |      |                           |
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Common Stock               |11/13/|A   | |832               |A  |$21.58     |                   |D     |                           |
                           | 2002 |2   | |                  |   |           |                   |      |                           |
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Common Stock               |11/13/|F   | |303               |D  |$21.58     |3422               |D     |                           |
                           | 2002 |3   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1069.094 4         |I     |ESOP Trust                 |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$21.58  |11/13|A   | |11497      |A  |6    |11/12|Common Stock|11497  |       |11497       |D  |            |
(right to buy)        |        |/ 200|5   | |           |   |     |/2012|            |       |       |            |   |            |
                      |        |2    |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Award of restricted stock in lieu of cash granted under the Atmos Energy Corporation Annual Incentive Plan for Management, in a transaction exempt under Rule 16b-3.
2. Award of common stock issued in lieu of cash, which was granted under the Atmos Energy Corporation Annual Incentive Plan for Management, in a transaction exempt under Rule 16b-3.
3. Shares withheld pursuant to a tax withholding obligation under the Atmos Energy Corporation Annual Incentive Plan for Management, in a transaction exempt under Rule 16b-3.
4. Includes 607.81 shares of stock allocated to the reporting person's account from 10/01/2001 through 10/31/2002 under the Atmos Energy Corporation Employee Stock Ownership Plan and Trust.
5. Award of option in lieu of cash bonus granted under the Atmos Energy Corporation Annual Incentive Plan for Management, in a transaction exempt under Rule 16b-3.
6. The option vests in three equal annual installments beginning on November 12, 2003.